EXHIBIT 10.64

DEVELOPMENT AGREEMENT

BY AND AMONG

PUEBLO OF NAMBÉ,

NAMBÉ PUEBLO GAMING ENTERPRISE BOARD

AND

GAMING ENTERTAINMENT (SANTA FE), LLC

DATED AS OF SEPTEMBER 20, 2005

TABLE OF CONTENTS

		Page
	Article 1

	DEFINITIONS AND OBJECTIVES

SECTION 1.1	DEFINITIONS.	2

	Article 2

	INDEPENDENT AGREEMENT

SECTION 2.1	INDEPENDENT AGREEMENT.	7

	Article 3

	SITE ACQUISITION

SECTION 3.1	SELECTION OF TRIBAL LANDS.	7
SECTION 3.2	PURCHASE AGREEMENT.	8
SECTION 3.3	TRANSFER OF TRIBAL LANDS TO TRIBE.	8
SECTION 3.4	CONFIDENTIALITY.	8

	Article 4

	FEASIBILITY STUDIES

SECTION 4.1	FEASIBILITY STUDY.	8
SECTION 4.2	FEASIBILITY DETERMINATION.	9

	Article 5

	DESIGN PHASE

SECTION 5.1	EMPLOYMENT OF ARCHITECT.	9
SECTION 5.2	DESIGN AND CONSTRUCTION BUDGETS.	9
SECTION 5.3	CONCEPT DESIGN AND ENGINEERING.	10
SECTION 5.4	PARTY RESPONSIBILITIES FOR DESIGN PHASE.	10
SECTION 5.5	RESERVED.	10
SECTION 5.6	RESERVED.	10
SECTION 5.7	RESERVED.	10
SECTION 5.8	COMPLIANCE WITH CONSTRUCTION STANDARDS, ENVIRONMENTAL LAWS AND REGULATIONS.	10
SECTION 5.9	ADVANCE OF FUNDS FOR DESIGN WORK.	11

i

	Article 6

	CONSTRUCTION PHASE

SECTION 6.1	SELECTION OF CONTRACTOR OR CONSTRUCTION MANAGER.	11
SECTION 6.2	VENDOR PREFERENCES.	11
SECTION 6.3	PROPOSAL REVIEW.	12
SECTION 6.4	CONTRACTS.	12
SECTION 6.5	CONTRACT DOCUMENT PROVISIONS.	12
SECTION 6.6	CONSTRUCTION ADMINISTRATION.	12
SECTION 6.7	CONSTRUCTION COMMENCEMENT AND COMPLETION.	13

	Article 7

	FURNITURE, FIXTURES AND EQUIPMENT

SECTION 7.1	SELECTION OF FURNITURE, FIXTURES AND EQUIPMENT.	13

	Article 8

	TERM

SECTION 8.1	TERM.	13

	Article 9

	ADVANCES BY MANAGER

SECTION 9.1	ADVANCES BY MANAGER.	14
SECTION 9.2	LOAN COMMITMENT.	14
SECTION 9.3	TRANSITION ADVANCES.	15
SECTION 9.4	ADVANCES ON LOAN.	16
SECTION 9.5	BUDGET.	16
SECTION 9.6	REPAYMENT.	16
SECTION 9.7	CESSATION OF PAYMENTS.	17

	Article 10

	EXCLUSIVITY

SECTION 10.1	EXCLUSIVITY REGARDING GAMING FACILITY.	17
SECTION 10.2	EXCLUSIVITY.	17

	Article 11

	REPRESENTATIONS, WARRANTIES, AND COVENANTS

SECTION 11.1	REPRESENTATIONS AND WARRANTIES OF THE BOARD	17

SECTION 15.15	SEVERABILITY.	28
SECTION 15.16	ENTIRE AGREEMENT.	28

	Article 16

	TRIBAL RESOLUTION

SECTION 16.1	TRIBAL RESOLUTION.	29

DEVELOPMENT AGREEMENT

This Development Agreement (this “Agreement”) has been entered into as of the 20th day of September, 2005, by and among the NAMBÉ PUEBLO GAMING ENTERPRISE BOARD (the “Board”), GAMING ENTERTAINMENT (SANTA FE), LLC, a Nevada limited liability company established and operated by Full House Resorts, Inc., a Delaware corporation, (“Manager”) (jointly and severally the “Parties” or “Party”) and the PUEBLO OF NAMBÉ (the “Tribe”) for the limited purposes stated in the Preamble and Sections 1.1 (“Effective Date”), 3.1, 11.2, 13.3, and Article 9, Article 14 and Article 16.

RECITALS

A. TRIBE is a federally recognized Indian tribe recognized as eligible by the Secretary of the Interior for the special programs and services provided by the United States to Indians because of their status as Indians and is recognized as possessing powers of self-government.

B. The U.S. holds land in trust for the benefit of TRIBE, pursuant to the TRIBE’S recognized powers of self-government, and the laws, customs, traditions, statutes and ordinances of TRIBE.

C. TRIBE possesses sovereign governmental powers over the Tribal Lands and desires to utilize the Tribal Lands to improve the economic conditions of TRIBE’s members.

D. TRIBE has established the Board as a duly constituted instrumentality of the TRIBE with all appropriate power and authority.

E. TRIBE has delegated to the Board all proprietary but not governmental powers and rights of the Pueblo over the development, construction, operation, promotion, maintenance and financing of the Gaming Facility

F. MANAGER has agreed to assist the Board in financing and developing the Gaming Facility.

G. The Board and the TRIBE have entered into a Management Agreement with MANAGER whereby MANAGER, subject to receipt of regulatory approvals, will manage the Gaming Facility (the “Management Agreement”).

H. MANAGER and Board desire to take all steps reasonably possible prior to the receipt of the regulatory approvals (i) to obtain a preliminary commitment for financing of the Gaming Facility, (ii) to select and develop the site for the Gaming Facility, (iii) to design the Gaming Facility, and (iv) to enter into contracts to construct and equip the Gaming Facility so that the Gaming Facility can be opened to the public as soon as possible after the receipt of all regulatory approvals.

I. TRIBE and the Board has selected MANAGER to assist the Board to obtain financing for the gaming developments, and to furnish technical experience and expertise for the development and design of the developments, and for contracting for the construction, furnishing and equipping of the Gaming Facility.

J. TRIBE, the Board and MANAGER intend that their relationship with regard to this Development Agreement shall be exclusive.

K. The Board and MANAGER desire to enter into an agreement whereby the preliminary Gaming Facility design and development work (but not the Gaming Facility construction or operation) may proceed prior to receipt of regulatory approvals.

L. MANAGER has agreed to certain terms and has represented to TRIBE and the Board that MANAGER has the capabilities to provide professional management, funds and financing necessary to develop and construct the Gaming Facility, as defined herein, and to commence the operation of the Enterprise as outlined in this Agreement as consideration for the exclusive right to develop and manage the Gaming Facility pursuant to the Management Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises herein contained, the receipt and sufficiency of which are expressly acknowledged the Board and MANAGER hereby agree as follows:

ARTICLE 1

DEFINITIONS AND OBJECTIVES

SECTION 1.1 DEFINITIONS.

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Management Agreement. In addition to other terms which are defined elsewhere in this Agreement, the following terms, for purposes of this Agreement, shall have the meanings set forth in this Section:

“AFFILIATE” means as to MANAGER, any corporation, partnership, limited liability company, joint venture, trust, department or agency or individual controlled by, under common control with, or which controls, directly or indirectly MANAGER.

“AGREEMENT” shall mean this Development Agreement.

“ARCHITECT” shall mean the person or firm retained pursuant to Section 5.1 who shall be an individual or company duly licensed as an Architect and/or Engineer familiar with the design of gaming facilities.

“BIA” shall mean the Bureau of Indian Affairs under the Department of the Interior of the United States of America.

“BOARD” shall mean the Nambé Pueblo Gaming Enterprise Board, having the authority by Tribal Council to oversee gaming development and operation.

“CLASS II GAMING” shall mean Class 11 gaming as defined in the IGRA.

“CLASS III GAMING” shall mean Class III Gaming as defined in the IGRA.

“COMMENCEMENT DATE” shall mean the first date that the Gaming Facility is complete, open to the public and that Gaming is conducted in the Gaming Facility pursuant to the terms of the Management Agreement.

“COMMERCIAL DEVELOPMENT” shall mean Tribal economic development projects that are non-gaming in nature.

“COMPACT” shall mean Tribal-State Compact which TRIBE has executed or intends to negotiate and execute with the State for the conduct of Class Ill Gaming, and approved pursuant to the IGRA; as the same may, from time to time, be amended, or such other compact that may be substituted therefore.

“COMPLETION DATE” shall mean the date upon which MANAGER receives:

(i) an architect’s certificate from the Architect chosen pursuant to this Agreement as having responsibility for the design and supervision of construction, equipping and furnishing of the Gaming Facility certifying that the Gaming Facility has been fully constructed substantially in accordance with the Plans and Specifications;

(ii) certification from MANAGER or its designee, having responsibility to assure compliance with any operational standards stating that the Gaming Facility, as completed, is in substantial compliance with any such standards;

(iii) a permanent or temporary certificate of occupancy, if required, from any government authority or authorities pursuant to whose jurisdiction the Gaming Facility is to be constructed, permitting the use and operation of all portions of the Gaming Facility in accordance with this Agreement; and

(iv) certificates of such professional designers, inspectors or consultants or opinions of counsel, as MANAGER may determine to be appropriate, verifying construction and furnishing of the Gaming Facility in compliance with all Legal Requirements.

“CONTRACT DOCUMENTS” shall mean any and all construction management agreements and/or construction contracts or contracts, including drawings and schedules, with well-qualified construction manager(s), contractor(s) and/or construction manager(s) properly licensed in the State.

“DESIGN AGREEMENT” shall mean an agreement between the Board and the Architect and/or Engineer providing the scope of design work for the Gaming Facility project. This Design Agreement should also include, at a minimum, site design, building design, and interior design, as well as plans for expansion and any other future phased additions or amenities, payment, termination clauses, reporting procedures to the Board, Project schedules, and Design Packages.

“DESIGN PACKAGES” shall mean design layouts for each portion of the Enterprise including drawings, sketches, models, and/or other visual designs.

“DEVELOPMENT AGREEMENT” shall mean this agreement by and between MANAGER and the Board, providing the terms under which MANAGER and Board will work exclusively together in matters relating to gaming development, and MANAGER will advance certain specified funds to the Project and will cause to be financed and develop the Gaming Facility, including without limitation, design, construction, furnishing and equipping same.

“DEVELOPMENT BUDGET” shall mean the proposed budgets for designing, constructing, furnishing and equipping the Gaming Facility, including the Temporary Gaming Facility, if any, and related costs which may be identified prior to the commencement of design by the Architect.

“EFFECTIVE DATE” shall mean the date five days following the date on which all of the following listed conditions are satisfied:

(i) written approval of the Management Agreement is granted by the Chairperson of the NIGC;

(ii) written approval, as required by law, of the Note, the Loan Agreement, and the Security and Reimbursement Agreement is granted by the Chairperson of the NIGC and/or the BIA; if required

(iii) written approval of a Tribal Gaming Ordinance (“Gaming Ordinance”) and of any other ordinances adopted by TRIBE relative to any of the documents referenced in the Management Agreement in form and substance satisfactory to MANAGER as required by the NIGC or the BIA;

(iv) written confirmation, if required, that TRIBE, the State, and the NIGC, have approved background investigations of MANAGER and any related parties subject to background investigations;

(v) MANAGER has received a certified copy of the ratifying Tribal resolution and Ordinance adopted in accordance with TRIBE’s governing documents reciting that it is the governing law of TRIBE, that this Agreement, the Management Agreement, Loan Agreement, Note, Security and Reimbursement Agreement and the exhibited documents attached thereto are the legal and binding obligations of TRIBE and/or the Board, as appropriate, and are valid and enforceable in accordance with their terms;

(vi) MANAGER has satisfied itself as to the proper ownership and control of the Tribal Lands and its suitability for construction and operation of the contemplated Gaming Facility, and that all of the Legal Requirements and other requirements for lawful conduct and operation of the Enterprise in accordance with the Management Agreement have been met and satisfied;

(vii) for purposes of Class III Gaming, the Compact has been signed by the Secretary of the Interior and published in the Federal Register as provided in 25 U.S.C. Section 2710(d)(8)(D);

(viii) the satisfactory completion of all necessary and applicable feasibility studies required for the development, construction and operation of the Gaming Facility;

(ix) receipt by MANAGER of all applicable licenses for or related to the development, construction and operation of the Gaming Facility; and

(x) receipt by MANAGER of Board’s approval of the Plans and Specifications of the Gaming Facility.

TRIBE and Board agree to cooperate and use their best efforts to satisfy all of the above conditions at the earliest possible date. MANAGER agrees to memorialize the satisfaction of each of (vi) and (viii), as well as the Effective Date, in writings signed by MANAGER and delivered to TRIBE, the Board and to the Chairperson of the NIGC.

“ENTERPRISE” shall mean the enterprise of TRIBE, under the authority of the Board, created to engage in Class II and Class Ill Gaming at the Gaming Facility, and which shall include any other lawful commercial activity allowed in the Gaming Facility including, but not limited to the operation of a hotel, RV Park, retail stores, restaurants, entertainment facilities, or the sale of fuel, food, beverages, alcohol, tobacco, gifts, and souvenirs.

“FIXTURES AND EQUIPMENT” shall mean all furniture, fixtures and equipment (excepting “Operating Equipment” as hereinafter defined) required for the operation of the Enterprise in accordance with the standards set forth in this Agreement, including, without limitation:

(i) cashier, money sorting and money counting equipment, surveillance and communication equipment, and security equipment;

(ii) slot machines, video games of chance, table games, bingo equipment, keno equipment and other gaming equipment;

(iii) office furniture and equipment;

(iv) specialized equipment necessary for the operation of any portion of the Enterprise for accessory purposes, including equipment for kitchens, laundries, dry clearing, cocktail lounges, restaurants, public rooms, commercial and parking spaces, and recreational facilities; and

(v) all other furnishing and equipment hereafter located and installed in or about the Gaming Facility which are used in the operation of the Enterprise in accordance with the standards set forth in this Agreement.

“GAMING” shall mean any and all activities defined as Class II and Class III Gaming pursuant to IGRA.

“GAMING FACILITY” shall mean the buildings, structures and improvements located on the Tribal Lands and all Furniture, Fixtures and Equipment attached thereto, forming a part of, or necessary for the operation of the Enterprise, within that portion of Tribal Lands authorized for gaming..

“IGRA” shall mean the Indian Gaming Regulatory Act of 1988, PL 100-497, 25 U.S.C. Section 2701 et. seq. as same may, from time to time, be amended.

“LEGAL REQUIREMENTS” shall mean any and all present and future judicial, administrative, and tribal rulings or decisions, and any and all present and future federal, state, local, and tribal laws, ordinances, rules, regulations, permits, licenses and certificates, in any way applicable to TRIBE, the Board, MANAGER, the Tribal Lands, the Gaming Facility, and the Enterprise, including without limitation, the IGRA, the Compact, and Tribal Gaming Ordinance.

“LENDER” shall mean the financial institution to provide to Manager the funding necessary to design, construct, and equip the Facility, and provide start-up capital for the Enterprise.

“LOAN” shall mean the loan to the MANAGER to be made pursuant to a certain Loan Agreement.

“LOAN AGREEMENT” shall mean the loan agreement in a principal amount of up to $40,000,000, to be entered into between Lender and MANAGER, but in any event MANAGER will cause to be provided to the Enterprise the above proceeds which are to be used exclusively for Gaming Developments, the design construction, furnishing and equipping of the Gaming Facility and/or providing start-up and working capital for the Enterprise.

“MANAGEMENT AGREEMENT” shall mean the agreement between TRIBE, the Board and MANAGER as approved by the NIGC, pursuant to which MANAGER will manage the Enterprise.

“MANAGER” shall mean Gaming Entertainment (Santa Fe), LLC, or its affiliates.

“NATIONAL INDIAN GAMING COMMISSION” (“NIGC”) is the commission established pursuant to 25 U.S.C. Section 2704.

“NET REVENUES” shall have the meaning set forth in the Management Agreement.

“PLANS AND SPECIFICATIONS” shall mean the final Plans and Specifications approved for the Gaming Facility as described in this Agreement.

“PROJECT” shall have the mean the planning, construction, and development of the temporary, if any, and permanent Gaming Facility.

“SECURITY AND REIMBURSEMENT AGREEMENT” shall mean that agreement to be entered into between MANAGER and the Board which shall set out the security interest of MANAGER and reimbursement obligation of the Board relating to the Loan.

“STATE” shall refer to the State of New Mexico.

“TRIBE” shall mean the Pueblo of Nambé.

“TERM” shall mean the term of this Agreement as described in Article 8.

“TRIBAL CONSULTANTS” shall include but not be limited to (i) those persons or entities as described in Article 9, section 9.1, and (ii) the Tribal Consulting Attorney.

“TRIBAL COUNCIL” shall mean the duly elected governing body of TRIBE.

“TRIBAL DISTRIBUTIONS” shall mean gaming revenues distributed by the Enterprise to the Tribe whereby such revenues are converted to Tribal assets.

“TRIBAL LANDS” means all lands presently and in the future held in trust for the TRIBE and all lands within the confines of the Tribe’s reservation and to such lands as may thereafter be added thereto.

ARTICLE 2

INDEPENDENT AGREEMENT

SECTION 2.1 INDEPENDENT AGREEMENT.

The objective of the Board and MANAGER in entering into and performing this Agreement is to provide a legally enforceable procedure and agreement pursuant to which MANAGER will make certain funds available to the Board for the development of the Gaming Facility prior to the approval of the Management Agreement by the NIGC and the obtaining of any other necessary approvals so that the Project can commence operations as soon as possible; and set forth the rights and obligations of the parties if approval of the Management Agreement by the NIGC does not occur or if the Project is unable to be developed for any other reason. This is intended to be a legally enforceable agreement, independent of the Management Agreement, which shall enter into effect when executed and delivered by the parties, and be enforceable between the parties regardless of whether or not this Agreement or the Management Agreement is approved by the Chairperson of the NIGC.

ARTICLE 3

SITE ACQUISITION

SECTION 3.1 SELECTION OF TRIBAL LANDS.

In the event that the existing Tribal Trust Land cannot be used as the site for the Gaming Facility, the TRIBE, the Board and the MANAGER agree to select an appropriate site for the Gaming Facility. No party’s consent will be unreasonably withheld. In the event that an appropriate site cannot be selected and no gaming facility can be developed, this Agreement and the Management Agreement shall terminate. The site selection shall be deemed appropriate for gaming purposes only if it complies with 25 U.S.C. § 2719(a).

SECTION 3.2 PURCHASE AGREEMENT.

Upon approval of acquisition of an alternate site, which is not existing Tribal Lands, by the mutual agreement of MANAGER, the Board and the Tribal Council, MANAGER shall negotiate a purchase contract or option agreement for purchase of the site by MANAGER or its designee or nominee. Upon approval of the form of Purchase or Option Agreement proposed by MANAGER by the Tribal Council, MANAGER or its designee or nominee shall enter into the Purchase or Option Agreement with the seller of the site. It is mutually agreed that the site shall be transferred by MANAGER to the United States to be held in trust for the benefit of TRIBE upon approval of a Tribal-State Compact. The actual closing of the real estate agreement and the transfer of title to the United States to be held in trust for the benefit of TRIBE may occur following the Effective Date, or at a time as may be necessary to secure approval by appropriate officials or agencies of the Management Agreement, the Compact and the approval of the Secretary of the Interior to take the site into trust for the benefit of TRIBE for gaming purposes. All amounts so advanced by MANAGER shall be a part of the Loan and shall be repaid to MANAGER from the first proceeds of the Loan to the extent proceeds from the Loan are available for this purpose and shall be subject to the Security and Reimbursement Agreement.

SECTION 3.3 TRANSFER OF TRIBAL LANDS TO TRIBE.

On or immediately following the Effective Date, or at such time as may be necessary to secure approval by appropriate officials or agencies, of the Management Agreement or the Compact and the approval of the Secretary of the Interior to take the land into trust for the benefit of TRIBE for gaming purposes, MANAGER or its designee or nominee shall transfer title to the United States to be held in trust by the United States for the benefit of TRIBE for gaming purposes. Any amounts required to be paid to effect such transfer shall be paid by MANAGER and shall be a part of the development cost of the Enterprise and repaid to MANAGER from the first proceeds of the Loan.

SECTION 3.4 CONFIDENTIALITY.

The parties agree on a reasonable efforts basis to keep the intended use of each site confidential until the Purchase Agreement has been executed and delivered by all parties to the Purchase Agreement.

ARTICLE 4

FEASIBILITY STUDIES

SECTION 4.1 FEASIBILITY STUDY.

As soon as reasonably possible after the signing of this Agreement by both parties, MANAGER shall perform a feasibility study to explore the design, cost, size and projected economic benefit of the Gaming Facility within the scope of the Enterprise. A copy of the feasibility study shall be furnished by MANAGER to the Board and Tribal Council. All actual costs incurred by MANAGER to perform or cause the feasibility study to be performed shall be included as part of the development cost of the Enterprise and repaid to MANAGER as a Transition Loan or from the first proceeds of the Loan to the extent available for this purpose.

SECTION 4.2 FEASIBILITY DETERMINATION.

After said feasibility study has been furnished to the Board, the Board and MANAGER shall jointly determine the size and scope of the Gaming Facility and whether or not to include a Temporary Gaming Facility within the Enterprise. Inclusion of a Temporary Gaming Facility within the Enterprise shall be dependent upon an agreement between MANAGER and the Board with respect to such additional matters as may need to be addressed in order to fully provide for said Temporary Gaming Facility. Construction and operation of the Temporary Gaming Facility shall in no way limit the full term of the Management Agreement for the Gaming Facility. The terms, conditions and provisions of this Section 4.2 shall control and take precedence over any contrary terms, conditions and provisions contained in this Agreement.

ARTICLE 5

DESIGN PHASE

SECTION 5.1 EMPLOYMENT OF ARCHITECT.

MANAGER and the Board shall enter into a Design Agreement with a duly licensed Architect and/or Engineer familiar with the design of gaming facilities. The Board and MANAGER shall work closely with Architect to consult, supervise, direct, control and administer duties, activities and functions of the Architect and to efficiently carry out covenants and obligations under this Agreement. The parties understand that market, compact, governmental or other conditions may change and it may be necessary to expand or decrease the scope of the project before construction is commenced. In this and any case, the Board retains the right to review and approve major design elements of the Enterprise.

SECTION 5.2 DESIGN AND CONSTRUCTION BUDGETS.

MANAGER, with the assistance and input of the Architect, shall submit to the Board, proposed budgets (collectively the “Development Budget”) for designing, constructing, furnishing and equipping the Gaming Facility, including the Temporary Gaming Facility, if any, and related costs which may be identified, prior to the commencement of design by the Architect. The Development Budget shall reflect planned phasing, if any. MANAGER may, after notice to and approval by the Board, revise the aggregate Development Budget from time-to-time, as necessary or appropriate to reflect any unpredicted changes, variables or events or to include additional and unanticipated Project costs. MANAGER may, after notice to and approval by the Board, reallocate part or all of the amount budgeted with respect to any line item to another line item and to make such other modifications to the Development budget as MANAGER deems necessary or appropriate, provided that: (i) the cumulative modifications of the Development Budget for all Design Packages shall not, without MANAGER’s prior approval and the Board’s prior approval, exceed the approved aggregate Development Budget, and (ii) such modifications do not otherwise conflict with the terms of this Agreement. Development Budget adjustments which otherwise vary from the terms of the Agreement shall, in addition to requiring MANAGER’s approval require the approval of the Board. The Board acknowledges that the Development Budget is intended only to be a reasonable estimate of Project costs.

SECTION 5.3 CONCEPT DESIGN AND ENGINEERING.

MANAGER, shall prepare for the review and approval of the Board, a statement of requirements for the Gaming Facility, and the Temporary Gaming Facility, if any, including, but not limited to, planned phasing, if any, a program of preliminary objectives, schedule requirements, design criteria, including assumptions regarding HVAC demands, space requirements and relationships, special equipment and site requirements.

SECTION 5.4 PARTY RESPONSIBILITIES FOR DESIGN PHASE.

MANAGER shall prepare, for the review and approval of the Board, a preliminary evaluation of the proposed Project for use by the Architect. The preliminary evaluation should include, at the minimum, a feasibility study, planned phasing, if any, schedule, Development Budget requirements, and alternative approaches to Project design and construction.

(i) MANAGER and the Board shall review and approve final schematic design documents prepared by the Architect.

(ii) MANAGER shall submit to the Board, for its review and approval, finalized versions of the design development documents, including Development Budgets .that may or may not include planned phasing budgets, as prepared by the Architect and agreed to by MANAGER.

(iii) MANAGER and the Board shall review and approve construction documents consisting of preliminary drawings and specifications setting forth the general requirements for Project construction.

(iv) MANAGER shall be responsible for obtaining copies of all construction documents and all notices of Design Budget adjustments and shall forward such copies to the Board to keep it informed of the progress of work and the projected costs of the Project.

(v) MANAGER shall be responsible for obtaining detailed Plans and Specifications for each segment of the Project and shall forward such copies to the Board for approval prior to release of such documents to prospective bidders for bidding and prior to commencement of construction of such portions.”

SECTION 5.5 RESERVED.

SECTION 5.6 RESERVED.

SECTION 5.7 RESERVED.

SECTION 5.8 COMPLIANCE WITH CONSTRUCTION STANDARDS, ENVIRONMENTAL LAWS AND REGULATIONS.

The Gaming Facility shall be designed and constructed so as to adequately protect the environment and the public health and safety. The design, construction and maintenance of the Gaming Facility shall, except to the extent a particular requirement or requirements may be waived in writing by the Board, with the approval of the Tribal Council if required, meet or exceed all reasonable minimum standards pertaining to TRIBE and State building codes, fire codes and safety and traffic requirements (but excluding planning, zoning and property use laws, ordinances, regulations and requirements), which would be imposed on the Enterprise by existing State or Federal statutes or regulations or codes which would be applicable if the Gaming Facility were located outside of the jurisdictional boundaries of TRIBE, even though those requirements may not apply within TRIBE’s jurisdictional boundaries. To the extent that TRIBE may adopt more stringent requirements, those requirements shall govern. Nothing in this subsection shall grant to the State or any political subdivision thereof any jurisdiction (including but not limited to, jurisdiction regarding zoning or property use) over the Enterprise or its development, management and operation.

SECTION 5.9 ADVANCE OF FUNDS FOR DESIGN WORK.

Notwithstanding any lack of approval of the Management Agreement or this Agreement by the NIGC, MANAGER shall advance such funds as are reasonably necessary to proceed with site and facility planning, architectural renderings and plans, including payments to the Architect pursuant to the Design Agreement, engineering and environmental services, working drawings and construction contract bidding documents, and the advances shall be repaid to MANAGER from the first draws under the Loan to the extent proceeds of the Loan are available for this purpose. After the Effective Date, the Architect shall be compensated for services rendered in accordance with the Design Agreement out of Loan proceeds, subject to and in accordance with the terms, conditions and provisions of the Loan Agreement.

ARTICLE 6

CONSTRUCTION PHASE

SECTION 6.1 SELECTION OF CONTRACTOR OR CONSTRUCTION MANAGER.

MANAGER shall, in consultation with the Architect, initiate a pre-bid selection process in order to pre-qualify prospective general contractors and/or construction managers in connection with the construction of the Gaming Facility. MANAGER shall submit the list of pre-qualified general contractors and/or construction managers to the Board, together with MANAGER’s recommendations, for its review, comment and approval. Special consideration shall be given in the selection of contractors and/or construction managers to companies located in the State and companies with a proven history of effective employment of Native American and local subcontractors. The parties will work together to strive for maximum possible use of qualified Native American contractors and subcontractors.

SECTION 6.2 VENDOR PREFERENCES.

In entering contracts for the supply of goods and services for the Enterprise, including the selection of contractors and/or construction managers, subcontractors and suppliers, MANAGER shall give preference to qualified Indians who reside on or near the Tribal Lands, who are able to provide services at competitive prices and have demonstrated skills and abilities to perform tasks to be undertaken in an acceptable manner, in MANAGER’s opinion, and can meet the reasonable bidding requirements of MANAGER. MANAGER shall provide written notice to the Board in advance of all such contracting, subcontracting and construction opportunities.

SECTION 6.3 PROPOSAL REVIEW.

Subsequent to the pre-qualification of prospective contractors and/or construction managers, MANAGER shall conduct a review of responsive proposals for the construction of the Project, and MANAGER shall negotiate and propose to the Board a construction management agreement and/or construction contract or contracts (collectively “Contract Documents”) with a well-qualified construction manager, contractor contractors and/or contractors subject to the approval of the Board. The successful contractor, contractors and/or construction manager shall be properly licensed in the State; and shall be capable of furnishing a payment and performance bond satisfactory to MANAGER and Board to cover the construction for which the contractor, contractors and/or construction manager may be retained.

SECTION 6.4 CONTRACTS.

The Board shall enter into the Contract with the parties selected and approved in the form negotiated by MANAGER and approved by the Board. The Contract Documents shall provide that they may be canceled by either party if the Effective Date has not occurred by a specified fixed calendar date. The selected contractor, construction manager and/or other contracting parties shall be compensated solely from the Loan proceeds subject to, and in accordance with the terms, conditions and provisions of the Contract Documents and the Loan Agreement.

SECTION 6.5 CONTRACT DOCUMENT PROVISIONS.

The Contract Documents shall (i) require the successful construction manager or general contractor and all contractors to be responsible for providing all materials, equipment and labor necessary to construct and equip the Project as necessary, including site development; (ii) shall include appropriate provisions assuring nonpayment of State gross receipts or sales and use tax for goods and materials in the Project (to the extent said exemption is available for the Project); and (iii) require said construction manager or general contractor and all contractors to construct the Project in accordance with the Plans and Specifications, including any changes or modifications thereto approved by the Board. The Contract Documents will provide for insurance conforming to the applicable insurance requirements of the Management Agreement, appropriate lien waivers, and for construction schedules by which milestones, progress payments and late penalties, if any, may be calculated.

SECTION 6.6 CONSTRUCTION ADMINISTRATION.

It is intended that the Contract Documents shall provide that MANAGER shall be responsible for all construction administration during the construction phase of the Project. MANAGER shall act as the Board’s designated representative and shall have full power and complete authority to act on behalf of the Board in connection with the Contract Documents. MANAGER shall have control and charge of any persons performing work on the Project site, and shall interpret and decide on matters concerning the performance of any requirements of the Contract Documents. MANAGER shall have the authority to reject work which does not conform to the Contract Documents. MANAGER may conduct inspections to determine the date or dates of substantial completion and the Completion Date. MANAGER shall observe and evaluate or authorize the observation and evaluation of Project work performed, review or authorize review of applications for payment and review or authorize review and certification of the amounts due the contractors and/or construction manager and make payment thereof.

SECTION 6.7 CONSTRUCTION COMMENCEMENT AND COMPLETION.

The Contract Documents shall contain such provisions for the protection of the Board and MANAGER as the Board and MANAGER shall deem appropriate; shall provide that the construction of the Project shall commence on the Effective Date following and subject to the granting of all approvals necessary to commence construction; and shall also provide that any contractor shall exert its best efforts to complete construction within such time as the Board and MANAGER agree following the commencement of construction. All contractors shall warrant their respective portions of the work to be performed to be free of defects for at least one year after the Completion Date.

ARTICLE 7

FURNITURE, FIXTURES AND EQUIPMENT

SECTION 7.1 SELECTION OF FURNITURE, FIXTURES AND EQUIPMENT.

MANAGER shall select and propose to the Board vendors for purchase by the Board of equipment, furniture and fixtures required to operate the Enterprise. Alternatively, MANAGER may arrange for the procurement of equipment, furniture and fixtures on lease terms as may be approved by the Board. Any commitments for the procurement of equipment, furniture and furnishing shall, however, become binding on the Board only upon the Effective Date.

ARTICLE 8

TERM

SECTION 8.1 TERM.

This Agreement shall enter into and remain in full force and effect from the date of execution hereof for a period ending when the obligations of the parties pursuant to Article 9 of this Agreement have expired or until all obligations owed to MANAGER by the Board pursuant to this Agreement, the Management Agreement and the Security and Reimbursement Agreement have been satisfied in full, whichever is later; provided, however, that nothing herein shall prohibit MANAGER and the Board from agreeing in a separate writing that the obligations of this Agreement shall be subsumed into any one or all of the other agreements between the parties immediately upon the Effective Date thereof and that, at such time as the obligations hereof are so subsumed, this Agreement shall, except to the extent contrary to the express terms hereof, automatically terminate.

ARTICLE 9

ADVANCES BY MANAGER

SECTION 9.1 ADVANCES BY MANAGER.

MANAGER will advance the following funds to the Board or the TRIBE as appropriate.

(i) SIGNING ADVANCE. MANAGER will advance TRIBE the sum of $250,000.00 upon the funding of the project pursuant to the Management Agreement.

(ii) BOARD OPERATING ADVANCES. Beginning 30 days after the execution of this Agreement and the Management Agreement until the Commencement Date, MANAGER will advance to the BOARD $5,000.00 per month. The parties agree that there may also be legal expenses of the Enterprise which may occur. In that event, upon the approval of both MANAGER and BOARD, which approval shall not be unreasonably withheld, the parties agree to increase the monthly advances to cover those costs. The signing advance and the monthly advances to BOARD shall not include the Tribal Consultants fees.

(iii) TRIBAL CONSULTANTS. With approval by MANAGER, which shall not be unreasonably withheld, at the request of the BOARD, MANAGER shall pay the costs of the Tribal Consultants.

(iv) LIMITATION ON ADVANCES. Advances by the MANAGER shall not exceed those provided in the Development Agreement Budget which is attached hereto, and as it may be amended.

SECTION 9.2 LOAN COMMITMENT.

MANAGER shall be responsible for arranging for a development loan to finance the development of the Gaming Facility. MANAGER will provide to the Board a preliminary conditional Letter of Commitment to fund the facility in the sum not to exceed $40,000,000 contingent upon compliance with all applicable federal, tribal and state laws. Thereafter, MANAGER shall provide a firm financing commitment acceptable to the Board, to finance the acquisition of the Tribal Lands, if necessary and to pay for all costs of design, development, construction and opening of the Gaming Facility, including but not limited to all planning, professional fees, land acquisition costs, development, infrastructure improvements, construction and pre-opening costs, fees and expenses (the “Loan”) on the following terms:

(i) The principal of the Loan shall be for an amount up to $40 million.

(ii) The Loan shall be repayable solely out of revenues of the Gaming Facility, as provided in the Management Agreement, and shall be a limited recourse obligation of the Board, with no recourse to other tribal assets, including the Tribal Lands and the tangible assets of the Gaming Facility, or to revenues received by TRIBE after distribution from the Enterprise (“Tribal Distributions”) or to assets purchased with Tribal Distributions, provided that TRIBE shall waive sovereign immunity with respect to the Loan only to the extent provided in subsection (iv) of this Section.

(iii) the Board shall covenant not to encumber any of the assets of the Gaming Facility without MANAGER’s prior written consent. However, the Board shall have the right to grant subordinate security interests in Gaming Facility revenues, as well as first priority security interests in any Gaming Facility assets other than personal property purchased with the proceeds of the Loan, but only if such security interests are granted to secure loans made to and for the benefit of the Gaming Facility and MANAGER has been given at least thirty (30) days prior opportunity by the Board to make such loans on similar financial terms. For purposes of this Agreement the assets of the Facility, as defined by Generally Accepted Accounting Principles (GAAP) shall not include the TRIBE’s share of the distributable proceeds of the facility after they are transferred to TRIBE’s general account.

(iv) TRIBE and the Board shall consent to arbitration, jurisdiction in state and federal court, and to State law as the law governing the Loan Agreement as provided for and limited by Article 14 of this Agreement.

(v) The Loan may be made directly by the Lender to Manager, provided that the Loan is totally non-recourse to TRIBE and otherwise conforms with the terms set forth in this Section 9.2 The Board shall enter into the Security and Reimbursement Agreement and any similar agreement which grants a first security interest in the proceeds of the Enterprise to the Lender and/or Manager until the Loan is repaid in full with interest.

(vi) TRIBE and the BOARD will grant a limited waiver of sovereign immunity with respect to the Loan to the extent set forth in Article 14 and upon execution of this Development Agreement the BOARD shall enter into an enforceable reimbursement agreement with MANAGER secured by a first security interest in Gaming Facility revenues (the “Security and Reimbursement Agreement”) to secure repayment of the Loan.

(vii) It shall be a condition of the loan commitment that a management agreement between TRIBE, the BOARD and MANAGER in substantially the form of the Management Agreement, be approved by the Chairman of the NIGC.

SECTION 9.3 TRANSITION ADVANCES.

MANAGER may make such advances for the purposes and as set forth in Section 9.1 and Section 9.4 (each a “Transition Advance”) to the Board, which Transition Advances shall be repaid to Manager in the first instance from the Loan proceeds and shall be secured by the Security and Reimbursement Agreement. Each advance of funds by MANAGER as part of any Transition Advance shall be recorded in accordance with GAAP. No less frequently than quarterly, Manager shall provide to the Board an accounting of all Transition Advances. In the event that the Board disputes any Transition Advance or its amount, the Board shall notify the MANAGER within twenty (20) days after receipt of such accounting or the accounting will be deemed accurate. In the event that the Board disputes any Transition Advance, the parties shall meet and confer in good faith to resolve the dispute. In the event the dispute cannot be resolved, it shall be subject to the dispute resolution procedures of Article 14.

SECTION 9.4 ADVANCES ON LOAN.

MANAGER will provide the following funds to the Board as Transition Advances in accordance with a budget to be approved by the Board, which approval shall not be unreasonably withheld:

(i) GAMING FACILITY SITE ACQUISITION FUNDS. For funding one or more Purchase Agreements, pursuant to Section 3.2.

(ii) SITE PLANNING AND DESIGN DEVELOPMENT. MANAGER shall advance the funding for the work described in Articles 4, 5, and 6 of this Agreement performed prior to the Effective Date as provided in those Articles, including without limitation, land survey, civil engineering, architect, drafting and site work fees and expenses..

(iii) BOARD ADVANCES. Amounts advanced to the Board as a stipend, for professional, administrative and related fees and expenses and other approved advances to or on behalf of the Board.

SECTION 9.5 BUDGET.

The parties understand and agree that any budget is an estimate based on the good faith, knowledge and experience of the persons preparing the budget, that unexpected facts and circumstances may occur and that plans and projections may change. The parties agree that they will meet periodically to review and revise any budget based upon new circumstance and that they will act in good faith and will not withhold approval of any new or revised budget unreasonably. Any new or revised budget will replace and supersede any prior budget.

(i) The Initial Development Agreement Budget is attached as Attachment 1.

(ii) The Board shall designate officials who may approve amounts to be paid to or on behalf of the Board in accordance with the Development Agreement Budget and this Article 9.

(iii) A new or revised Development Agreement Budget requires the approval of both the Manager and the Board.

SECTION 9.6 REPAYMENT.

(a) It is intended that repayment to MANAGER of the Advances under this Development Agreement shall come first from the proceeds of the Loan as an initial advance of Loan proceeds. In the event that the MANAGER is not repaid in full from the Loan then and only then shall the MANAGER be entitled to repayment from the gaming revenues in accordance with this Agreement.

(b) In the event that the TRIBE, whether in conjunction with the BOARD or otherwise, does not pursue gaming and that no gaming facility is developed and opened to the public by the TRIBE, no repayment of Advances under this Development Agreement shall be made to the MANAGER.

(c) In the event that (i) the advances are not repaid from the Loan proceeds and (ii) the TRIBE, whether in conjunction with the BOARD or otherwise, pursues development of a gaming facility, MANAGER shall be entitled to repayment of all Advances made under this Agreement from and only from the revenues of such gaming venture in accordance with this Agreement.

(d) In the event that MANAGER is not repaid in full for the Advances made under this Agreement from the initial Loan advance, then and only then shall MANAGER be entitled to receive interest on the unpaid balance of all Advances made under this Agreement at the rate equal to the prime rate as published in the Wall Street Journal plus two percent adjusted monthly on the first day of each month until paid in full.

SECTION 9.7 CESSATION OF PAYMENTS.

In the event the Management Agreement is not approved by the Chairman of the NIGC or land is not taken into trust or an agreed site is not approved for gaming within two (2) years of the date of this Agreement, MANAGER, at its sole discretion, may terminate the payments being made under this Agreement until said approvals have been obtained.

ARTICLE 10

EXCLUSIVITY

SECTION 10.1 EXCLUSIVITY REGARDING GAMING FACILITY.

During the term of this Agreement, MANAGER shall have an exclusive relationship with the Board and TRIBE regarding the development of the Gaming Facility.

SECTION 10.2 EXCLUSIVITY.

TRIBE and the Board shall deal exclusively with MANAGER for gaming development on existing or future Tribal Lands for a period beginning on the date of execution of this Agreement and ending upon termination of the Management Agreement. Nothing contained herein shall be deemed to restrict MANAGER’s gaming development activities related to commercial or Indian gaming beyond 50 miles from the Tribal Lands of the Tribe.

ARTICLE 11

REPRESENTATIONS, WARRANTIES, AND COVENANTS

SECTION 11.1 REPRESENTATIONS AND WARRANTIES OF THE BOARD

The Board represents and warrants to MANAGER as follows:

(i) The Board’s execution, delivery and performance of this Agreement, the Management Agreement and all other instruments and agreements executed in connection with this Agreement have been properly authorized by the Board and do not require further approval.

(ii) This Development Agreement, the Management Agreement and all other instruments and agreements executed in connection with this Agreement have been properly executed, and once approved in accordance with Legal Requirements constitute the Board’s legal, valid and binding obligations, enforceable against the Board in accordance with their terms.

(iii) That with regards to the Development Agreement, the Management Agreement and all other instruments and agreements executed in connection with this Agreement, that the Board shall not act or fail to act in any way whatsoever, directly or indirectly, to cause these Agreements to be amended, modified, canceled, or terminated, except pursuant to its express terms, or to cause MANAGER to be unable to perform its obligations or to develop the project as required or contemplated by these Agreements shall take all action necessary to ensure that these Agreements shall remain in full force and effect at all times.

(iv) The Board shall enter the Security and Reimbursement Agreement to secure repayment of the Loan and the Transition Advances.

(v) That this Agreement, the Management Agreement, the Loan Agreement, the Note, the Security and Reimbursement Agreement, and each other contract contemplated by this Agreement shall be specifically enforceable in accordance with their respective terms.

(vi) That in its performance of this Agreement, the Board shall comply with all Legal Requirements.

SECTION 11.2 COVENANTS BY THE TRIBE.

The TRIBE covenants and agrees as follows:

(i) RESERVED

(ii) That during the term of this Development Agreement and the Management Agreement, TRIBE shall not unnecessarily or in bad faith enact any law impairing the obligations of contracts entered into in furtherance of the financing, development, construction, operation and promotion of gaming on Tribal Lands. Neither the Tribal Council nor any committee, agency, board or other official body, and no officer or official of TRIBE shall, by exercise of the police power or otherwise, act unnecessarily or in bad faith to modify, amend, or in any manner impair the obligations of contracts entered into by the Board or the Tribal Council or other parties in furtherance of the financing, development, construction, operation, or promotion of gaming on Tribal Lands without the written consent of the non-tribal parties to such contracts. TRIBE warrants that any changes in Tribal law and any exercise of its police power in these areas shall be a good faith effort to ensure that gaming is conducted in a manner that adequately protects the environment, the public health and safety and the integrity of the Enterprise and to insure compliance with applicable law or to perform an essential governmental function of TRIBE. Any such action or attempted action taken in violation of this warranty shall be void ab initio.

(iii) That TRIBE will waive sovereign immunity on the limited basis described in Article 14 strictly to allow enforcement of this Agreement, the Management Agreement and related agreements by the MANAGER and solely to allow any monetary obligation to be paid from current and future revenues of the Enterprise;

(iv) That this Agreement, the Management Agreement, the Loan Agreement, the Note, the Security and Reimbursement Agreement, and each other contract contemplated by this Agreement shall be specifically enforceable in accordance with their respective terms.

SECTION 11.3 REPRESENTATIONS AND WARRANTIES OF MANAGER

MANAGER represents and warrants to the Board as follows:

(i) MANAGER has the financial contacts, business acumen, experience and capability to make or secure all advances and loans described in this Development Agreement.

(ii) MANAGER’s execution, delivery and performance of this Agreement and all other instruments and agreements executed in connection with this Agreement have been properly authorized by MANAGER and do not require further approval.

(iii) This Agreement has been properly executed, and once approved in accordance with Legal Requirements, constitutes MANAGER’s legal, valid and binding obligations are enforceable against MANAGER in accordance with its terms.

(iv) There are no actions, suits or proceedings pending or threatened against or affecting MANAGER before any court or governmental agency that would in any material way affect MANAGER’s ability to perform this Agreement.

(v) That MANAGER shall not act in any way whatsoever, directly or indirectly, to cause this Agreement to be amended, modified, canceled, or terminated, except pursuant to its terms, and shall take all actions necessary to ensure that this Agreement shall remain in full force and effect at all times.

SECTION 11.4 COVENANTS BY THE MANAGER.

MANAGER covenants and agrees that in its performance of this Agreement, it will comply with all Legal Requirements.

ARTICLE 12

EVENTS OF DEFAULT

SECTION 12.1 EVENTS OF DEFAULT BY THE BOARD.

MANAGER shall not be obligated to provide the Board or the TRIBE any monies, provide the Loan commitment or make any advance or otherwise perform its obligations under this Agreement pursuant to this Agreement if an Event of Default, as defined below, has occurred or if any of the representations and warranties made by the Board or covenants by the TRIBE in this Agreement would not be true if made on the date such payment or advance would otherwise be made. In addition, MANAGER shall not be obligated to make any advance to the

Board pursuant to this Agreement unless and until MANAGER receives the duly authorized and executed versions of this Agreement, the Management Agreement and the Security and Reimbursement Agreement. Each of the following shall be an “Event of Default”:

(i) Any event of default referred to in the Management Agreement, the Security and Reimbursement Agreement and each other contract contemplated by this Agreement;

(ii) the Board shall breach any of its obligations under this Agreement.

(iii) Any representation or warranty that the Board has made under this Agreement or any other Related Agreement shall prove to have been untrue when made.

(iv) Any Covenant that the TRIBE has made under this Agreement or any other Related Agreement shall prove to have been untrue when made.

(v) the Board violates the provisions of Article 10 of the Agreement.

(vi) the Board commits any material breach of the Management Agreement or the Security and Reimbursement Agreement.

PROVIDED THAT any breach continues for twenty (20) days after MANAGER gives written notice thereof to the BOARD and/or TRIBE as appropriate.

If any Event of Default described above occurs and has not been cured within the twenty day period provided, MANAGER’s commitments under this Agreement shall automatically terminate and all of the Board’s other obligations to MANAGER under this Agreement, the Security and Reimbursement Agreement and the Management Agreement shall immediately become due and payable and upon written notice to the Board, MANAGER may declare MANAGER’s commitment to make advances under this Agreement terminated and/or declare the principal balance of each Transition Advance and any accrued interest to be immediately due, and

MANAGER may exercise any other rights and remedies available to MANAGER by law or agreement. MANAGER shall set off all sums owing by the Board to MANAGER against all credits the Board may have with, and any claims the Board may have against MANAGER at any time after the Event of Default occurs.

SECTION 12.2 EVENTS OF DEFAULT BY MANAGER.

The Board shall not be obligated to perform its obligations under this Agreement pursuant to this Agreement if an Event of Default, as defined below, has occurred or if any of the representations and warranties made by MANAGER in this Agreement would not be true if made on the date such performance would otherwise be due. Each of the following shall be an “Event of Default”.

(i) MANAGER shall fail to make advances required by this Agreement, and such failure shall continue for twenty (20) days after the Board gives MANAGER written notice thereof;

(ii) MANAGER shall breach any of MANAGER’s obligations under this Agreement and such breach shall continue for twenty (20) days after the Board gives MANAGER written notice thereof.

(iii) Any representation or warranty that MANAGER has made under this Agreement or any other Related Agreement shall prove to have been untrue when made.

(iv) MANAGER violates the provisions of Article 11 of this Agreement.

(v) MANAGER shall be in material breach under the Management Agreement.

(vi) MANAGER has filed for relief under Title 11 of the United States Code or has suffered the filing of an involuntary petition under Title 11 which is not dismissed within one (1) year after filing;

(vii) MANAGER has a receiver appointed to take possession of all or substantially all of MANAGER’s property, which appointment is not promptly dismissed or vacated; or

(viii) MANAGER has suffered an assignment for the benefit of creditors, which assignment is not promptly dismissed or vacated.

If any Event of Default described in clause (iv) above occurs, the Board ‘s commitments under this Agreement shall automatically terminate. If any other Event of Default occurs, the Board may, upon written notice to MANAGER, exercise any other rights and remedies available to the Board by law or agreement. The Board has the right to set off all sums owing by MANAGER to the Board against all credits MANAGER may have with, and any claims MANAGER may have against, the Board at any time after an Event of Default occurs.

ARTICLE 13

TERMINATION

SECTION 13.1 VOLUNTARY TERMINATION.

This Agreement may be terminated upon the mutual written consent and approval of the parties.

SECTION 13.2 TERMINATION FOR CAUSE.

Either party may terminate this Agreement if the other party commits or allows to be committed any material breach of this Agreement. A material breach of this Agreement means a failure of either party to perform any material duty or obligation on its part for any twenty (20) consecutive days after notice. Neither party may terminate this Agreement on grounds of material breach (not including any Event of Default) unless it has provided written notice to the other party of its intention to terminate this Agreement and the defaulting party thereafter fails to cure or take steps to substantially cure the default within thirty (30) days following receipt of such notice. The notice shall describe in detail the nature of the breach and the section of this Agreement alleged to have been violated. During the periods specified in the notice to terminate, either party may submit the matter to arbitration under Article 14 of this Agreement. The discontinuance or correction of a material breach shall constitute a cure thereof. In the event of any termination for cause, regardless of fault, MANAGER shall retain the right to repayment of unpaid principal and any interest on all monies loaned by it to the Board whether pursuant to this Agreement or otherwise.

SECTION 13.3 TERMINATION FOR VIOLATION OF ARTICLE 10.

If MANAGER terminates this Agreement because of a violation of Article 10, the BOARD, in addition to its obligations to MANAGER under the Security and Reimbursement Agreement, agrees to repay MANAGER for all amounts advanced by MANAGER as Transition Advances or under the Management Agreement or any other Related Agreement and TRIBE agrees that its obligation to repay such amounts shall be subject to Section 14.1 regarding the limited waiver of sovereign immunity by TRIBE, other provisions of Article 14, and the Security and Reimbursement Agreement pursuant to Section 11.2.

SECTION 13.4 INVOLUNTARY TERMINATION DUE TO CHANGES IN LEGAL REQUIREMENTS.

It is the understanding and the intention of the parties that the development, construction and operation of the Enterprise shall conform to and comply with all Legal Requirements. If during the term of this Agreement, the Enterprise or any material aspect of the Gaming contemplated by the parties pursuant to this Agreement is determined by the Congress of the United States, the United States Department of the Interior, the NIGC or the final judgment of a court of competent jurisdiction to be unlawful, the obligations of the parties hereto shall cease, and this Agreement shall be of no further force and effect; provided that:

(i) Any money provided as a Transition Advance shall be repaid to MANAGER immediately from the BOARD’s share of undistributed proceeds of the Gaming Enterprise.

(ii) The Board shall retain its interest in the title (and any lease) to the Enterprise’s assets, including all fixtures, supplies and equipment, subject to the rights of MANAGER under the Security and Reimbursement Agreement and subject to any requirements of any financing agreements.

SECTION 13.5 BOARD’S RIGHT TO TERMINATE AGREEMENT.

Board may terminate this Agreement by written notice effective upon receipt if:

(i) The Board has reason to believe that the performance by it or MANAGER of any obligation imposed under this Agreement may reasonably be expected to result in the breach of any Legal Requirement and the parties have been unable to agree upon a waiver of such performance within twenty (20) days of written notice given by the Board.

(ii) MANAGER’s failure to make any payment to the Board when due within the time specified in this Agreement after MANAGER has received twenty 20 days written notice of its failure to pay.

ARTICLE 14

DISPUTE RESOLUTION

SECTION 14.1 GENERAL.

The parties agree that binding arbitration pursuant to this Article 14 shall be the remedy for all disputes, controversies and claims arising out of this Development Agreement, Management Agreement, Loan Agreement, the Security and Reimbursement Agreement, any documents or agreements references by any of these documents, any agreements collateral thereto, or any notice of termination thereof, including without limitation, any dispute, controversy or claim arising out of any of these agreements. The parties intend that such arbitration shall provide final and binding resolution of any dispute, controversy or claim, and that action in any other forum shall be brought only if necessary to compel arbitration, or to enforce an arbitration award or order.

(i) Each party agrees that it will use its best efforts to negotiate an amicable resolution of any dispute between MANAGER and the Board arising from this Agreement. If the Board and MANAGER are unable to negotiate an amicable resolution of a dispute within 14 days from the date of notice of the dispute pursuant to the notice section of this Agreement, or such other period as the parties mutually agree in writing, either party may refer the matter to arbitration as provided herein.

(ii) The Board’s election to terminate this Agreement is, however, final and conclusive and not subject to dispute resolution between the parties, but only if the NIGC makes a final determination that MANAGER is not suitable to hold a license. The parties recognize that minor revisions of contracts before the NIGC is routine, and an NIGC notice requesting revisions in the Agreement shall not be grounds for termination by the Board unless MANAGER refuses to make the change necessary to obtain NIGC approval.

SECTION 14.2 ARBITRATION

14.2.1 INITIATION OF ARBITRATION AND SELECTION OF ARBITRATORS. Arbitration shall be initiated by written notice by one party to the other pursuant to the notice section of this Agreement, and the Commercial Arbitration Rules of the American Arbitration Association shall thereafter apply. The arbitrators shall have the power to grant equitable and injunctive relief and specific performance as provided in this Agreement. If necessary, orders to compel arbitration or enforce an arbitration award may be sought before the United States District Court for the District in the State where the Gaming Facility is or is to be located and any federal court having appellate jurisdiction over said court. If the United States District Court finds that it lacks jurisdiction, TRIBE and the Board consent to be sued in a Court of competent jurisdiction. The arbitrator shall be a licensed attorney, knowledgeable in federal Indian law and selected pursuant to the Commercial Arbitration Rules of the American Arbitration Association.

(i) CHOICE OF LAW. In determining any matter the Arbitrator shall apply the terms of this Development Agreement, without adding to, modifying or changing the terms in any respect, and shall apply federal and applicable State law.

(ii) PLACE OF HEARING. All arbitration hearings shall be held at a place designated by the arbitrator in the county seat of the county within which the Gaming Facility is or is to be located.

(iii) CONFIDENTIALITY. The parties and the arbitrator shall maintain strict confidentiality with respect to arbitration.

SECTION 14.3 LIMITED WAIVER OF SOVEREIGN IMMUNITY.

TRIBE and the BOARD expressly and irrevocably waive their immunity from suit as provided for and limited by this Section. This waiver is limited to TRIBE’s and BOARD’s consent to all arbitration proceedings, and actions to compel arbitration and to enforce any awards or orders issuing from such arbitration proceedings which are sought solely in United States District Court and any federal court having appellate jurisdiction over said court, provided that if the United States District Court finds that it lacks jurisdiction, TRIBE and the Board consent to be sued in a Court of competent jurisdiction. The arbitrators shall not have the power to award punitive damages.

(i) TIME PERIOD. The waiver granted herein shall commence as of the Date of this Agreement and shall continue for one year following expiration, termination or cancellation of this Agreement, or termination of the Enterprise whichever is earlier, but shall remain effective for the duration of any arbitration, litigation or dispute resolution proceedings then pending, all appeals therefrom, and except as limited by this Section, to the full satisfaction of any awards or judgments which may issue from such proceedings, provided that an action to collect such judgments has been filed within two years of the date of the final judgment.

(ii) RECIPIENT OF WAIVER. This limited waiver is granted only to Full House Resorts, Inc., Gaming Entertainment (Santa Fe), LLC and any of their successors and the Lender.

(iii) LIMITATIONS OF ACTIONS. This limited waiver is specifically limited to the following actions and judicial remedies:

(a) DAMAGES. No arbitrator or court shall have the authority or jurisdiction to order execution against any assets or revenues of the TRIBE or to award any punitive damages against the Board..

(b) CONSENTS AND APPROVALS. The enforcement of a determination by an arbitrator that BOARD’s consent or approval has been unreasonably withheld contrary to the terms of this Agreement.

(c) INJUNCTIVE RELIEF AND SPECIFIC PERFORMANCE. The enforcement of a determination by an arbitrator that prohibits TRIBE or the BOARD from taking any action that would prevent MANAGER from operating the Enterprise pursuant to the terms of this Agreement, or that requires the TRIBE or the BOARD to specifically perform any obligation under this Agreement (other than an obligation to pay money which is protected by Subsection (g) below.

(d) ACTION TO COMPEL ARBITRATION. An action to compel or enforce arbitration or arbitration awards or orders pursuant to this Section.

(e) SERVICE OF PROCESS. In any litigation or arbitration service of process on TRIBE or the Board shall be effective if made by certified mail return receipt requested to the Governor of TRIBE or the Chairperson of the Board at the Address set for in Article 15.4.

(f) ENFORCEMENT. If enforcement of a judicial order or arbitration award becomes necessary by reason of failure of one or both parties to voluntarily comply, the parties agree that the matter may be resolved by entry of judgment on the award and enforcement as described herein; provided however, that in no instance shall any enforcement of any kind whatsoever be allowed against any assets of TRIBE other than the limited assets of TRIBE specified in subjection (g) below.

(g) LIMITATION UPON ENFORCEMENT. Damages awarded against the Board or the Enterprise shall be satisfied solely from the distributable share of Net Revenues of TRIBE or the Board from the Enterprise and the Net Revenues of any future gaming business of any kind which is operated by or for TRIBE or the Board, whether or not operated under this Agreement, provided, however, that this limited waiver of sovereign immunity shall terminate with respect to the collection of any Net Revenues transferred from the accounts of any of these businesses to TRIBE or TRIBE’s bank account in the normal course of business. In no instance shall any enforcement of any kind whatsoever be allowed against any assets of TRIBE other than those specified in this subsection.

ARTICLE 15

GENERAL

SECTION 15.1 NATURE OF AGREEMENT.

This Agreement is not intended as a Management Agreement and shall not be construed as a “management agreement” within the meaning of the IGRA.

SECTION 15.2 MANAGER’S INTEREST IN THE GAMING FACILITY.

Nothing contained herein grants or is intended (i) to grant MANAGER a titled interest to the Gaming Facility, or (ii) in any way to impair TRIBE’s and the Board’s sole proprietary interest in the Enterprise.

SECTION 15.3 SITUS OF THE AGREEMENT.

This Agreement shall be deemed entered into in the State of New Mexico.

SECTION 15.4 NOTICE.

Any notice required to be given pursuant to this Agreement shall be delivered to the appropriate party by Certified Return Receipt Requested, addressed as follows:

If to TRIBE:	The Nambé Pueblo Tribe of Indians Rt. 1 Box 117-BB, Nambé Pueblo, NM 87506 Telephone: (505) 455-2036 Fax: (505) 455-2038

If to the Board:	Pueblo of Nambé Gaming Enterprise Board The Nambé Pueblo Tribe of Indians Rt. 1 Box 117-BB, Nambé Pueblo, NM 87506 Telephone: (505) 455-2036 Fax: (505) 455-2038

If to Manager:	Gaming Entertainment (Santa Fe) LLC c/o Full House Resorts, Inc. 4670 South Fort Apache Road Suite 190 Las Vegas, Nevada 89147

or to such other different address(es) as MANAGER, the Board or TRIBE may specify in writing. Any such notice shall be deemed given two days following deposit in the United States mail or upon actual delivery, whichever occurs first.

SECTION 15.5 RELATIONSHIP.

MANAGER and the Board shall not be construed as joint venturers or partners of each other by reason of this Agreement and neither shall have the power to bind or obligate the other except as set forth in this Agreement.

SECTION 15.6 FURTHER ACTIONS.

The Board and MANAGER agree to execute all contracts, agreements and documents and to take all actions necessary to comply with the provisions of this Agreement and the intent hereof.

SECTION 15.7 WAIVERS.

No failure or delay by MANAGER or Board to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term, or condition of this Agreement and no breach thereof shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

SECTION 15.8 CAPTIONS.

The captions of each article, section and subsection contained in this Agreement are for ease of reference only and shall not affect the interpretational meaning of this Agreement.

SECTION 15.9 THIRD PARTY BENEFICIARY.

This Agreement is exclusively for the benefit of the parties hereto and it may not be enforced by any party other than the parties to this Agreement and shall not give rise to liability to any third party other than the authorized successors and assigns of the parties hereto.

SECTION 15.10 SURVIVAL OF COVENANTS.

Any covenant, term or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.

SECTION 15.11 ESTOPPEL CERTIFICATE.

MANAGER and the Board agree to furnish to the other party, from time to time upon request, an estoppel certificate in such reasonable form as the requesting party may request stating whether there have been any defaults under this Agreement known to the party furnishing the estoppel certificate.

SECTION 15.12 PERIODS OF TIME.

Whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date shall fall on a Saturday, Sunday or legal holiday under the laws of TRIBE or the State of New Mexico, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

SECTION 15.13 GOVERNMENTAL SAVINGS CLAUSE.

Each of the parties agrees to execute, deliver, and, if necessary, record any and all additional instruments; certifications, amendments, modifications and other documents as may be required by the United States Department of the Interior, Bureau of Indian Affairs, the office of the Field Solicitor, the NIGC, or any applicable statute, rule or regulation in order to effectuate, complete, perfect, continue or preserve the respective right, obligations, liens and interests of the parties hereto to the fullest extent permitted by law; provided, that any such additional instrument, certification, amendment, modification or other document shall not materially change the respective rights, remedies or obligations of the Board or MANAGER under this Agreement or any other agreement or document related hereto.

SECTION 15.14 SUCCESSORS AND ASSIGNS.

The benefits and obligations of this Agreement shall inure to and be binding upon the parties hereto and their respective successors and assigns, provided that any such assignee agrees to be bound by the terms and conditions of this Agreement. The acquisition of MANAGER by a third party shall not constitute an assignment of this Agreement by MANAGER subject to the approval of THE BOARD, which approval shall not be unreasonably withheld. The BOARD shall, without the consent of MANAGER, but subject to approval by the Secretary of the Interior or the Chairperson of the NIGC or his authorized representative, if required, have the right to assign this Agreement and the assets of the Enterprise to an instrumentality of the TRIBE or to a corporation wholly owned by TRIBE organized to conduct the business of the Project and Enterprise for TRIBE that assumes all obligations herein. Any assignment by the BOARD shall not prejudice the rights of MANAGER under this Agreement. No assignment authorized hereunder shall be effective until all necessary governmental approvals have been obtained.

SECTION 15.15 SEVERABILITY.

If any provision, or any portion of any provision, of this Agreement is found to be invalid or unenforceable, such unenforceable provision, or unenforceable portion of such provision, shall be deemed severed from the remainder of this Agreement. If any provision, or any portion of any provision, of this Agreement is deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law. If, however, any material part of a party’s rights under this Agreement or the Management Agreement shall be declared invalid or unenforceable (specifically including MANAGER right to receive its management fees or the Board’s right to receive payments from MANAGER) the party whose rights have been declared invalid or unenforceable shall have the option to terminate this Agreement upon thirty (30) days’ written notice to the other party, without liability on the part of the terminating party, but MANAGER shall retain the right to repayment of unpaid principal and interest on all Transition Advances or pursuant to the Loan Agreement.

SECTION 15.16 ENTIRE AGREEMENT.

This Agreement (together with the Security and Reimbursement Agreement and Management Agreement) sets forth the entire agreement between the parties hereto with respect to the subject matter hereof. All agreements, covenants, representations, and warranties, express or implied, oral or written, of the parties with respect to the subject matter hereof are contained herein. No other agreements, covenants, representations, or warranties, express or implied, oral or written have been made by any party to the other with respect to the subject matter of this Agreement. All prior and contemporaneous conversations, discussions, negotiations, possible and alleged agreements and representations, covenants and warranties with respect to the subject matter hereof, are waived, merged herein and superseded hereby. Each party affirmatively represents that no promises have been made to that party which are not contained in this Agreement, the Management Agreement, and the Security and Reimbursement Agreement. This Agreement shall not be supplemented, amended or modified by any course of dealing, course of performance or uses of trade and may only be amended or modified by a written instrument duly executed by officers of both parties.

ARTICLE 16

TRIBAL RESOLUTION

SECTION 16.1 TRIBAL RESOLUTION.

The Tribal Council has given the Board authority to enter into this Agreement, the Management Agreement and all other instruments and agreements executed in connection with this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

NAMBÉ PUEBLO GAMING ENTERPRISE BOARD		GAMING ENTERTAINMENT (SANTA FE) LLC

		By:	Full House Resorts, Inc., Manager

By:	/s/ Brenda McKenna	By:	/s/ Barth F. Aaron
Printed Name: Brenda McKenna		Printed Name: Barth F. Aaron
Title:	Chairperson	Title:	Secretary

For the limited purposes of stated in the Preamble and Sections 1.1 (“Effective Date”), 3.1, 11.2, 13.3, and Article 9, Article 14 and Article 16. PUEBLO OF NAMBÉ

		By:	/s/ Tom F. Talache, Jr.
Printed Name: Tom F. Talache, Jr. Governor

NAMBÉ DEVELOPMENT BUDGET

PRE-PROJECT FUNDING

Land Acquisition Options	$250,000.00
Civil Engineering	$250,000.00
Design Fees	$50,000.00
Environmental Analysis	$250,000.00
Board Legal Fees	$200,000.00
Board Stipend	$120,000.00
Board Training	$20,000.00
Financing Fee	$100,000.00
Contingency	$210,000.00

Total	$1,450,000.00

Notes:

1)	Land Acquisition Options is to pay for the option to acquire the frontage parcels
2)	Civil Engineering is based on estimate from Red Mountain Environmental Analysis includes EIS based on estimate from Red Mountain
3)	Board Stipend is at $5,000 per month
4)	Board Training includes G2E and related travel and training Although proposal from Stifel Nicolaus does not require up front financing costs, other proposals will have that requirement
5)	This Budget contains rough estimates only and is subject to change and amendment. This budget should only be used in conjunction with the Development Agreement and understanding of entire project and status of development.